CE Computer Equipment AG
                               Herforder Str. 155A
                                 33609 Bielefeld
                                     Germany


                                  LETTER WAIVER


                                                                 March 22, 2000


TREEV, Inc.
Attn: Brian H. Hajost
500 Huntmar Park Drive
Herndon, VA 20170
U.S.A.


Ref.: Agreement and Plan of Merger, dated as of November 19, 1999, between CE Computer Equipment AG and TREEV, Inc.


Ladies and Gentlemen:

                   We refer to the Agreement and Plan of Merger, dated as of November 19, 1999 (the "Merger Agreement"), between CE Computer Equipment AG ("CE") and TREEV, Inc. ("TREEV") and in particular to Section 7.02(g) of the Merger Agreement.

                   In accordance with Section 8.04 of the Merger Agreement, CE hereby irrevocably and unconditionally waives compliance with the closing condition contained in Section 7.02(g) of the Merger Agreement.

                   The Merger Agreement, except to the extent of the waiver specifically provided above, is and shall continue to be in full force and effect.

                                 Very truly yours

                                 CE COMPUTER EQUIPMENT AG


                                  /s/ Thomas Wenzke
                                 ---------------------------------------------
                                 Name: Thomas Wenzke
                                 Title:  Member of the Management Board